SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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PRINCETON NATIONAL BANCORP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR,MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS April 29, 2008

PROXY STATEMENT
March 17, 2008
     This Proxy Statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Princeton National Bancorp, Inc. (the “Company”) (NASDAQ: PNBC) from holders of the Company’s outstanding shares of common stock, par value $5.00 per share (the “Common Stock”), for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 29, 2008 at 10:00 a.m. at The Galleria Convention Center, 1659 North Main Street, Princeton, Illinois, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting and in this Proxy Statement. The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone or in person. This Proxy Statement and proxy are first being mailed to the Company’s stockholders on or about March 17, 2008.
Voting at the Annual Meeting
     The close of business on February 29, 2008 has been fixed as the record date for the determination of stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on that date, 3,303,447 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting.
     Each proxy that is properly voted, signed and received prior to the Annual Meeting will, unless such proxy has been revoked, be voted in accordance with the instructions on such proxy. If no instructions are indicated, proxies will be voted “FOR” the approval of the proposals described in this Proxy Statement and “FOR” the election of all nominees named in the Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Any stockholder has the right to revoke a proxy at any time prior to its exercise at the Annual Meeting. A proxy may be revoked by properly executing and submitting to the Company a later-dated proxy or by mailing written notice of revocation to Princeton National Bancorp, Inc., 606 South Main Street, Princeton, Illinois 61356, Attention: Lou Ann Birkey, Vice President – Investor Relations and Corporate Secretary. A stockholder may also revoke a proxy by appearing at the Annual Meeting and voting in person. Proxies are valid only for the meeting specified therein or any adjournment of such meeting.
     A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judges of election appointed for the meeting. The judges will determine whether a quorum is present and, for purposes of determining the presence of a quorum, will treat abstentions as shares that are present and entitled to vote. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of Common Stock, if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or other nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter (a “broker non-vote”), those shares will be considered as present for purposes of determining whether a quorum is present, but will not have the effect of votes for or against any proposal.
     Under Proposal 1, the three nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company.

     Shares of Common Stock of the Company will be voted as specified. If no specification is made, shares will be voted FOR the nominees for director named below and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matters which may properly come before the meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
     The Company’s Board of Directors is currently comprised of twelve directors who are divided into three classes. One class is elected each year for a three-year term. At the Annual Meeting, Messrs. Grubb, Pietsch and Wesner will be nominated to serve in Class I until the Annual Meeting of Stockholders to be held in 2011 and until their successors have been duly elected and qualified.
     All of the nominees are currently serving as directors of the Company. Each of the nominees has agreed to serve as a director, if elected, and the Company has no reason to believe that any nominee will be unable to serve. In the event of the refusal or inability of any nominee for director of the Company to serve as a director, the persons named in the accompanying form of proxy shall vote such proxies for such other person or persons as may be nominated as directors by the Board of Directors of the Company, unless the number of directors shall have been reduced by the Board.
     All of the nominees and directors continuing in office also served on the Board of Directors of the Company’s wholly-owned subsidiary, Citizens First National Bank (“Citizens Bank”) during 2007, except for Ms. Covert and Messrs. Ernat, Lee and Janko.
     The Board of Directors unanimously recommends that stockholders vote “FOR” the election of the three nominees listed on the next page:

Name and Age at
December 31, 2007	Position, Principal Occupation, Business Experience and Directorship

Class I Directors — Nominees for Three-Year Terms Expiring in 2011

Donald E. Grubb, 67	Director since 1991. President of Grubb Farms, Inc., a farming operation. Also a member of the Company’s Executive Committee.

Ervin I. Pietsch, 66	Director since 1994. Retired Vice President, Ideal Industries, Inc., a manufacturer of electrical test equipment.

Craig O. Wesner, 66	Director since 1997. Retired General Manager of Ag View FS, Inc., a farm supply cooperative. Also a member of the Company’s Executive Committee.

Class II Directors — Terms Expire in 2009

Gary C. Bruce, 55	Director since 2001. Owner of Bruce Jewelers. Also a member of the Company’s Audit Committee.

John R. Ernat, 59	Director since 1994. Partner in I. Ernat & Sons, a farming operation.

Thomas M. Longman, 56	Director since 1991. Retired President of DBP, Inc., a supplier of business forms and office products.

Tony J. Sorcic, 54	Director since 1986. President and Chief Executive Officer of the Company since January 1997. Also a member of the Executive Committee. President and Chief Executive Officer of Citizens First National Bank since 1995.

Class III Directors — Terms Expire in 2010

Daryl Becker, 70	Director since 2002. Owner of Beck Oil Company. Also a member of the Company’s Audit Committee.

Sharon L. Covert, 64	Director since 2001. Secretary/Treasurer of Covert Farms, Inc., a farming operation.

Mark Janko, 52	Director since 2002. Owner and President of Janko Realty and Development, a real estate development company.

Willard Lee, 78	Director since 2005. Retired President of Somonauk FSB Bancorp, Inc. and Farmers State Bank.

Stephen W. Samet, 62	Director since 1986. President and General Manager of WZOE, Inc., a commercial radio broadcasting company. Also a member of the Company’s Audit and Executive Committees.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR,
MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
     The number and percentage of shares of Common Stock beneficially owned as of February 29, 2008 are listed below for each executive officer and director of the Company. Except as set forth below, the nature of each director’s beneficial ownership is sole voting and investment power.

	Amount and Nature		Percent of
	of Beneficial Ownership		Common Stock
Daryl Becker	14,989	[1]	*
Gary C. Bruce	15,167	[2]	*
Sharon L. Covert	14,181	[3]	*
John R. Ernat	22,409	[4]	*
Donald E. Grubb	27,193	[5]	*
Mark Janko	14,760	[6]	*
Willard Lee	8,170	[7]	*
Thomas M. Longman	21,611	[8]	*
Ervin I. Pietsch	33,623	[9]	1.02%
Stephen W. Samet	25,868	[10]	*
Tony J. Sorcic	97,239	[11]	2.94%
Craig O. Wesner	25,591	[12]	*

*	Less than 1%

All directors and executive officers (16 persons) of the Company and/or Citizens Bank, as a group, beneficially own 372,751 shares of Common Stock, or 11.28% of the outstanding Common Stock.

[1]	Includes 4,169 shares held by his wife; and 6,667 exercisable stock options.

[2]	Includes 10,167 exercisable stock options.

[3]	Includes 526 shares held by her husband; and 6,667 exercisable stock options.

[4]	Includes 300 shares held by his wife; and 7,167 exercisable stock options.

[5]	Includes 1,758 shares held by his wife; and 6,953 exercisable stock options.

[6]	Includes 8,667 exercisable stock options.

[7]	Includes 2,302 shares held by his wife’s trust; and 2,667 exercisable stock options.

[8]	Includes 1,828 shares held by his wife; and 11,167 exercisable stock options.

[9]	Includes 11,867 exercisable stock options.

[10]	Includes 450 shares held jointly with his wife; and 10,167 exercisable stock options.

[11]	Includes 2,502 shares held by his wife; 2,177 shares held by his sons; and 66,667 exercisable stock options.

[12]	Includes 653 shares held by his wife; and 11,167 exercisable stock options.

Board of Directors’ Meetings and Committees
     The Board of Directors held five meetings during 2007. The Board of Directors has an Executive Committee, an Audit Committee, and an ad hoc Nominating Committee. Each director of the Company attended at least 75% of the meetings of the Board of Directors and the Committees on which he or she served. The Board of Directors has determined that each of Messrs. Becker, Bruce, Ernat, Grubb, Janko, Lee, Longman, Pietsch, Samet, and Wesner and Ms. Covert are independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.
Executive Committee
     The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors of the Company in the interim between meetings of the Board. Directors Donald E. Grubb, Tony J. Sorcic, Stephen W. Samet and Craig O. Wesner are members of the Executive Committee. The Committee did not meet in 2007.
Audit Committee
     The Audit Committee has the responsibility for reviewing the scope of internal and external audit procedures, reviewing the results of internal and external audits conducted with respect to the Company and Citizens Bank and periodically reporting such results to the Board of Directors. Directors Daryl Becker, Gary C. Bruce and Stephen W. Samet are members of the Audit Committee. The Committee met seven times during 2007.
Nominating Committee
     The Board of Directors has an ad hoc Nominating Committee. The Nominating Committee identifies individuals to become board members and selects, or recommends for the Board’s selection, director nominees to be presented for stockholder approval at the annual meeting of stockholders or to fill any vacancies. Directors Daryl Becker, Stephen W. Samet and Craig O. Wesner were members of the ad hoc Nominating Committee. The Nominating Committee met one time during 2007.
     The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on our website at http://www.pnbc-inc.com. When formed, it is anticipated that each of the members of the Nominating Committee will be independent as independence is defined in the National Association of Securities Dealers’ listing standards, as those standards have been modified or supplemented.
     The Nominating Committee’s policy is to consider director candidates recommended by stockholders. Such recommendations must be made pursuant to timely notice in writing to:
Princeton National Bancorp, Inc.
606 South Main Street
Princeton, Illinois 61356
Attention: Chairman
     The Nominating Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of the directors to possess. The Nominating Committee will use a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nominating Committee, and the Company’s then current needs. Although the Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a stockholder, historically, nominees have been existing directors or business associates of our directors or officers.

Compensation Committee
     The Company does not have a Compensation Committee of the Board of Directors. The Executive Officers of the Company are also Executive Officers of Citizens Bank and, as a result, they receive compensation only from Citizens Bank for services to the Company and Citizens Bank. During 2007, the Directors’ Personnel Policy and Salary Committee of Citizens Bank (the “Committee”) established the compensation procedures and policies for Citizens Bank. The Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s Executive Officers, which consist of the President & Chief Executive Officer, Executive Vice President and Senior Vice President & Chief Financial Officer/Treasurer. The Committee relies on recommendations of the President & Chief Executive Officer with respect to the Company’s senior officers other than himself. The Company does not customarily utilize compensation consultants.
     The Board of Directors has adopted a written charter for the Committee, a copy of which is available on the Company’s website at http://www.pnbc-inc.com.
Citizens Bank Board of Directors
     The Board of Directors of Citizens Bank held twelve meetings during 2007. The Board of Directors of Citizens Bank has Auditing & Accounting; Fiduciary Services Auditing & Accounting; Loan; Fiduciary Services; Marketing & Sales Management; CRA & Compliance; Personnel Policy & Salary; Executive; and Funds Management Committees. The Committees collectively held a total of fifty-three meetings during 2007. Each director of Citizens Bank attended at least 75% of the meetings of the Board of Directors and the Committees on which he served.
Code of Ethics
     The Company has adopted a Code of Ethics that applies to all of the employees, officers and directors, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics contains written standards that the Company believes are reasonably designed to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications the Company makes;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons named in the Code; and

•	Accountability for adherence to the Code.
     This Code of Ethics is included each year as Exhibit 14 to our Annual Report on Form 10-K and is available on our website at http://www.pnbc-inc.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the Code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our website at http://www.pnbc-inc.com within five business days following the date of the amendment or waiver.

Stockholder Communications with the Board
     The Board of Directors has a process for stockholders to send communications to the Board of Directors or its Audit Committee, including complaints regarding accounting, internal accounting controls or auditing matters. Communications may be sent to the Board of Directors, its Audit Committee or specific directors by regular mail to the attention of the Board of Directors, its Audit Committee or specific directors at the principal executive office at 606 South Main Street, Princeton, Illinois 61356. All of these communications will be reviewed by our Corporate Secretary (1) to filter out communications that our Corporate Secretary deems are not appropriate for our directors, such as “spam” and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate directors. We encourage all of our directors to attend the Annual Meeting of Stockholders, if possible. All of our directors attended last year’s Annual Meeting of Stockholders.
Compensation of Directors
     Each director of the Company who is not also an employee of the Company or an employee or director of Citizens Bank received a $250 fee for each Board meeting attended and a $3,000 retainer. Each director of the Company who is also a director of Citizens Bank and who is not an employee of the Company or Citizens Bank received a $100 fee for each Board meeting of the Company attended in 2007. Each director of the Company, other than Ms. Covert and Messrs. Ernat, Janko and Lee, was also a director of Citizens Bank during 2007. In addition, in 2007, each non-employee director of the Company was awarded a grant of 2,000 stock options under the Princeton National Bancorp, Inc. Stock Option Plans. The options vest over three years at a rate of one-third per year, have an exercise price of $24.84 (the average of the low and high price on grant date) and expire on December 31, 2017.
     During 2007, each director of Citizens Bank who is not also an employee was paid a retainer ($16,500 per annum) plus a fee for each Board and Committee meeting attended. Each director of Citizens Bank who is not also an employee, other than the Chairman of the Board, received a $100 fee for each Citizens Bank Board meeting and a $100 fee for each Committee meeting attended in 2007. The Chairman of the Board of Citizens Bank received a $200 fee for each Board meeting attended and a $150 fee for each Committee meeting attended in 2007. The Chairman of the Audit Committee received a $150 fee for each Audit Committee meeting attended in 2007.
PNBC/CFNB Director Compensation

	Fees Earned or
	Paid in	Option
	Cash	Awards	Total
Name	($)	($)[1]	($)
(a)	(b)	(c)	(d)
Daryl Becker	$21,150	$1,200	$22,350
Gary C. Bruce	$19,000	$1,200	$20,200
Sharon L. Covert	$4,250	$1,200	$5,450
John R. Ernat	$4,250	$1,200	$5,450
Donald E. Grubb	$19,800	$1,200	$21,000
Mark Janko	$4,250	$1,200	$5,450
Willard Lee	$4,250	$1,200	$5,450
Thomas M. Longman	$18,600	$1,200	$19,800
Ervin I. Pietsch	$18,500	$1,200	$19,700
Stephen W. Samet	$21,300	$1,200	$22,500
Craig O. Wesner	$25,600	$1,200	$26,800

[1]	Represents the pro-rated portion of the value of grants made in 2007 and prior years calculated in accordance with FAS 123R.

Compensation Discussion and Analysis
Objectives of Compensation Program
     The primary objective of the compensation program is to attract and retain qualified, energetic staff members who are enthusiastic about the Company’s mission and culture. A further objective is to provide incentives and reward staff members for their contribution to the Company. Also, the compensation program is designed to align management’s compensation with the long-term interests of stockholders.
Base Salary
     Each Executive Officer’s current and prior compensation is considered in setting future compensation. In addition, the Compensation Committee considers the job performance of the Executive Officers and the average salaries, as published by the Illinois Bankers Association, the America’s Community Bankers and Crowe Chizek, of all of those persons holding comparable positions at comparably-sized bank holding companies and banks, as the case may be, in determining each Executive Officer’s base salary. The base salaries of the Executive Officers are targeted at the average base salary levels of the IBA 75th quartile, ACB 75th percentile and Crowe Chizek 3rd quartile of the comparative compensation group.
     Stock price performance has not been a factor in determining annual compensation, because the price of the Company’s stock is subject to a variety of factors outside of our control. There is not an exact formula for allocating between cash and non-cash compensation. Compensation is generally paid as earned.
     Annual Executive Officer compensation consists of a base salary component and an incentive component. It is the Committee’s intention to set total executive cash compensation at an attractive, competitive level to retain a strong, motivated leadership team. The incentive plan is included as part of compensation to align the financial incentives with the interests of the stockholders.
Incentives
     The compensation program is designed to reward staff members for their contribution to the Company. The Executive Officers participate in the incentive compensation plan. Variable compensation is awarded to the Executive Officers based on the performance of the Company and Citizens Bank to maximize achievement of the key corporate strategies/objectives and annual business plan of Citizens Bank. In measuring the Executive Officers’ contributions, the Committee considers numerous factors including the Company’s growth, financial performance and the achievement of key measurement factors established and approved by the Committee. Those measurement factors for 2007 included net income, efficiency ratio, asset growth and individual management-by-objective measures (MBOs). These measurement factors were chosen because of their direct correlation with the interests of stockholders.
     The achievements accomplished determine the percentage payout. In determining the level of payout for the measurement factors, the current year’s budget is used, as well as a target goal and a target plus goal. Depending on the level of goals achieved, the minimum award level is 0% and the maximum level is 35%. A scale is attached to each level indicating the percentage of the payout based on the achieved results. The award for each measurement factor is multiplied by the percentage of weighting in each Officer’s individual MBOs.
Equity Compensation
     Each Executive Officer receives stock option grants under the Company’s stock option plans. All Directors and employees of Citizens Bank are eligible for stock option grants. Beginning in 2007, the accounting treatment for stock options changed as a result of the Statement of Financial Accounting Standards No. 123R. The Company assessed the desirability of granting shares of restricted stock, and concluded stock options are still a desirable form of long-term equity compensation. The original Stock Option Plan was approved by the stockholders of the Company in 1998, the 2003 Stock Option Plan was approved by the stockholders in 2003, and the 2007 Stock Compensation Plan was approved by stockholders in 2007. In the opinion of the Committee and the Board of Directors, the Company’s stock option plans promote the alignment of management and stockholder interests and result in Executive Officers of the Company being sufficient stockholders to encourage long-term performance and Company growth. The number of stock option grants made to each Executive Officer is awarded on a discretionary basis, rather than formula basis, by the Committee.
     With respect to options granted in 1999 through 2005, each option period is for ten (10) years and granted options are fully-vested. The 2007 grants were awarded as of December 31, 2007. With respect to options granted in 2006 and 2007, each option period is for ten (10) years and granted options become vested over a three-year period.
Retirement Plans
     Citizens Bank maintains a 401(k) & Profit Sharing Plan. Citizens Bank will match 100% of salary reduction contributions up to 3% of compensation, plus 50% of salary reduction contributions in excess of 3%, but not to exceed 5%. Citizens Bank may also contribute a discretionary contribution to the Profit Sharing Plan on an annual basis. The calculation used to determine whether a contribution will be made is based on net income results of Citizens Bank.
Employment Agreements
     Mr. Sorcic has an employment agreement with the Company, effective October 23, 2000, which provides for his full-time employment in his present capacity at a base compensation of $211,172 per year, or such increased amount as the Board of Directors of Citizens Bank may determine, plus fringe and health and welfare benefits. His term of employment is continuously extended so as to have a remaining term of two years, unless terminated sooner as a result of good cause or for good reason (see discussion below). The agreement also provides that Mr. Sorcic shall be eligible to participate in any incentive plans that the Company establishes for its executives.
     Mr. Miller has an employment agreement with the Company, effective January 8, 2003, which provides for his full-time employment in his present capacity at a base compensation of $139,984 per year, or such increased amount as the Board of Directors of Citizens Bank may determine, plus fringe and health and welfare benefits. His term of employment is continuously extended so as to have a remaining term of eighteen months, unless terminated sooner as a result of good cause or for good reason (see discussion below). The agreement also provides that Mr. Miller shall be eligible to participate in any incentive plans that the Company establishes for its executives.
     Descriptions of any potential post-termination payments are disclosed in the section titled Other Potential Post-Employment Payments.
EXECUTIVE COMPENSATION
Summary
     The following table summarizes compensation for services to the Company and Citizens Bank for the years ended December 31, 2007 and 2006 paid to, or earned by, the President & Chief Executive Officer and Senior Vice President & Chief Financial Officer/Treasurer and the top three other Executive Officers of the Company and/or Citizens Bank whose salary and bonus exceeded $100,000 for the year ended December 31, 2007:

Summary Compensation Table

				Option	Non-Equity	All Other
		Salary	Bonus	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	($)[1]	($)[2]	($)[3]	Compensation	($)[4]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Tony J. Sorcic	2007	$304,233	$74,559	$12,000	—	$17,020	$407,812
President and Chief Executive Officer	2006	$289,503	$47,961	$0	—	$17,298	$354,762

James B. Miller	2007	$160,900	$35,130	$1,800		$12,638	$210,458
Executive Vice President	2006	$155,246	$23,441	$0	—	$13,254	$191,941

Todd D. Fanning	2007	$132,595	$34,784	$1,200		$10,154	$178,733
Senior Vice President & CFO/Treasurer	2006	$111,929	$20,634	$0	—	$9,856	$142,419

Patrick B. Murray	2007	$144,212	$32,461	$1,200		$11,083	$188,956
Senior Vice President – Citizens Financial Advisors	2006	$134,355	$26,774	$0	—	$10,806	$171,935

Jacqualyn L. Karlosky	2007	$93,901	$21,735	$1,200		$8,133	$124,969
Senior Vice President – Consumer Banking	2006	$87,681	$20,933	$0	—	$7,937	$116,551

[1]	$25,000 of deferred compensation is included in the salary amount in column c which is also shown in column b of the Non-Qualified Deferred Compensation table and does not represent additional compensation.

[2]	The Executive Officer may earn a performance incentive based on key results achieved during the year (see page 8).

[3]	Represents the pro-rated portion of the value of grants made in 2007 and prior years calculated in accordance with FAS 123R.

[4]	The compensation reported represents Company matching contributions to the Company 401(k) Plan and Company contributions to the Profit Sharing Plan.
Grants of Plan Based Award
     The following tables present information about stock options granted to executive officers (of the Company and/or Citizens Bank) in 2007 and information about options held by such officers as of December 31, 2007:

		All Other Option Awards:
		Number of Securities
		Underlying Options of Stock	Exercise or Base	Grant Date Fair
		or Units	Price of Option Awards	Value of Stock and
Name	Grant Date	(#) [1]	($/Sh)	Option Awards
(a)	(b)	(c)	(d)	(e)
Tony J. Sorcic	12/31/07	20,000	$24.84	$23,800
President and Chief Executive Officer
James B. Miller	12/31/07	3,000	$24.84	$3,570
Executive Vice President
Todd D. Fanning	12/31/07	2,000	$24.84	$2,380
Senior Vice President & CFO/Treasurer
Patrick B. Murray	12/31/07	2,000	$24.84	$2,380
Senior Vice President – Citizens Financial Advisors
Jacqualyn L. Karlosky	12/31/07	2,000	$24.84	$2,380
Senior Vice President – Consumer Banking

[1]	The stock option exercise price is $24.84 and the stock options vest at a rate of 33 1/3% per year, with vesting dates of 12/31/08, 12/31/09, 12/31/10.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
	Number
	of		Number of Securities
	Securities Underlying		Underlying
	Unexercised Options		Unexercised Options		Option Exercise
	Exercisable		Un-exercisable		Price	Option Expiration
Name	(#)		(#)		($)	Date
(a)	(b)		(c)		(e)	(f)
Tony J. Sorcic	20,000	[1]			$28.56	12/31/13
President and Chief Executive Officer	20,000	[1]			$28.83	12/31/14
	20,000	[1]			$33.25	12/31/15
			20,000	[2]	$32.55	12/31/16
			20,000	[3]	$24.84	12/31/17
James B. Miller	734	[1]			$11.94	12/26/10
Executive Vice President	2,000	[1]			$16.21	12/31/11
	4,000	[1]			$21.15	12/31/12
	4,000	[1]			$28.56	12/31/13
	4,000	[1]			$28.83	12/31/14
	3,000	[1]			$33.25	12/31/15
			3,000	[2]	$32.55	12/31/16
			3,000	[3]	$24.84	12/31/17
Todd D. Fanning	533	[1]			$28.56	12/31/13
Senior Vice President & CFO/Treasurer	1,200	[1]			$28.83	12/31/14
	2,000	[1]			$33.25	12/31/15
			2,000	[2]	$32.55	12/31/16
			2,000	[3]	$24.84	12/31/17
Patrick B. Murray	1,000	[1]			$28.83	12/31/14
Senior Vice President – Citizens Financial Advisors	2,000	[1]			$33.25	12/31/15
			2,000	[2]	$32.55	12/31/16
			2,000	[3]	$24.84	12/31/17
Jacqualyn L. Karlosky	2,000	[1]			$28.56	12/31/13
Senior Vice President – Consumer Banking	2,000	[1]			$28.83	12/31/14
	2,000	[1]			$33.25	12/31/15
			2,000	[2]	$32.55	12/31/16
			2,000	[3]	$24.84	12/31/17

[1]	Stock Options are fully vested.

[2]	Stock Options vest at a rate of 33 1/3% per year, with vesting dates of 12/31/07, 12/31/08, 12/31/09

[3]	Stock Options vest at a rate of 33 1/3% per year, with vesting dates of 12/31/08, 12/31/09, 12/31/10
Option Exercised and Stock Vested

Option Awards
Number of
Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)
(a)	(b)	(c)
Tony J. Sorcic	—	—
President & Chief Executive Officer
James B. Miller
Executive Vice President	—	—
Todd D. Fanning	—	—
Senior Vice President & CFO/Treasurer
Patrick B. Murray
Senior Vice President – Citizens Financial Advisors	—	—
Jacqualyn L. Karlosky	—	—
Senior Vice President – Consumer Banking
2005 Deferred Compensation Plan
     Mr. Sorcic participates in the Princeton National Bancorp, Inc. Deferred Compensation Plan and the Princeton National Bancorp, Inc. 2005 Deferred Compensation Plan. Except as indicated below, the terms of these plans are substantially identical.
     Under the plans, prior to the beginning of each calendar year, Mr. Sorcic may elect to defer the receipt of all or part of his compensation otherwise payable to him for the forthcoming calendar year. The plans provide that amounts Mr. Sorcic defers are credited with earnings at the prime rate minus one and one-half percent, adjusted annually, as reported in the Wall Street Journal.

     Amounts under the plans are generally payable to Mr. Sorcic upon the earliest of (i) the date his employment terminates; (ii) his death; (iii) his total and permanent disability; or (iv) the date of a change in control of the Company or Citizens First National Bank. Under the 2005 plan, a distribution following Mr. Sorcic’s termination of employment may not occur until 6 months following the date of that termination. In addition, Mr. Sorcic may elect to be paid all or a portion of his plan benefits upon an unforeseeable financial emergency, but only to the extent that the payment is necessary to relieve that emergency.
     Amounts payable under the plans are paid either in a lump sum or ten substantially equal payments. Mr. Sorcic may change the form of benefit or waive the payment of plan accounts upon a change in control and elect to receive payments on the next payment date under the plans, provided that he makes the election in the calendar year preceding and at least 90 days prior to the change in control. However, under the 2005 plan, a change in the form of benefit or a waiver of payment upon a change in control would generally require a five-year delay in the first scheduled payment under the plans.
     Under the plans, the events that are deemed to constitute a change in control are substantially similar to the events that constitute a change in control under the employment agreement between the Company and Mr. Sorcic. See descriptions of potential post-termination payments which are disclosed in the section titled Other Potential Post-Employment Payments.
Non-qualified Deferred Compensation

	Executive		Registrant		Aggregate	Aggregate
	Contributions		Contributions	Aggregate Earnings	Withdrawals/	Balance
	in Last FY		in Last FY	in Last FY	Distributions	at Last FYE
Name	($)		($)	($)	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)
Tony J. Sorcic
President & Chief Executive Officer	$25,000	[1]	—	$8,177	—	$138,434

1	Mr. Sorcic deferred the payment of $25,000 of his base salary under the terms and conditions of the Princeton National Bancorp, Inc. 2005 Deferred Compensation Plan. The amount reported in column b is also reported in column c of the Summary Compensation Table and does not represent additional compensation.
Other Potential Post-Employment Payments.
     Our Executive Officers have built the Company into the successful enterprise it is today, and we believe it is important to protect them in the event of a change in control, a termination of the Executive’s employment without cause or good reason, the Executive’s death or the Executive’s disability. Further, it is our belief the interests of stockholders will be best served if the interests of our Senior Management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of Executive Officers to pursue potential change in control transactions that may be in the best interests of stockholders. The cash component of any post-termination payment is paid in a single, lump sum and is based upon a multiple of base salary.
     A post-termination benefit is payable to Mr. Sorcic if, during the term of his employment agreement, the Company or Citizens Bank terminates his employment without cause, Mr. Sorcic terminates his employment for good reason, Mr. Sorcic terminates his employment following a change in control, or the Company or Citizens Bank terminates Mr. Sorcic’s employment within the twenty-four month period following the change in control. Under any of these circumstances, Mr. Sorcic would be entitled to receive a lump sum payment equal to the greater of his monthly salary times twenty-four or the salary payable for the balance of the term of his employment agreement. For the longer of twenty-four months or the period remaining in his employment agreement, Mr. Sorcic also would be entitled to receive all benefits accrued under any incentive and retirement plan of the Company and he and his dependents would continue to be covered by all welfare plans of the Company. In addition, all outstanding stock options would become fully and immediately exercisable. At December 31, 2007, had Mr. Sorcic’s employment with the Company or the Bank terminated under one of the circumstances described above, Mr. Sorcic would have been entitled to receive $639,496 (reflects two years) in base salary and $17,394 representing the present value of continued welfare benefit plan participation described above.

     If Mr. Sorcic dies during the term of his employment agreement, for a period of 12 months from the date of death, the Company would pay to his beneficiary Mr. Sorcic’s base salary, Mr. Sorcic’s spouse and other dependents would continue participation in the Company’s welfare benefit plans on the same terms as they would have been provided if Mr. Sorcic were an active employee and, for the period of twenty-four months following the first anniversary of Mr. Sorcic’s death, Mr. Sorcic’s spouse and other dependents would continue participation in the Company’s welfare benefit plans on the same terms as would have been provided if Mr. Sorcic were a retiree of the Company or the Bank.
     If Mr. Sorcic’s employment terminates due to his disability, the Company will continue to pay his base salary from the date of disability until Mr. Sorcic is eligible to receive benefit payments under the Bank’s disability plan. During the period base salary payments continue, Mr. Sorcic will remain eligible to participate in the Company’s welfare benefit plans. Base salary continuation payments are reduced by disability benefits paid to Mr. Sorcic and cease upon the cessation of disability, except salary will be paid for an additional twelve months if neither the Company nor the Bank offer Mr. Sorcic re-employment in the same position he held prior to his disability.
     A post-termination benefit is payable to Mr. Miller if, during the term of his employment agreement, the Company or Citizens Bank terminates his employment without cause, Mr. Miller terminates his employment for good reason, Mr. Miller terminates his employment following a change in control, or the Company or Citizens Bank terminates Mr. Miller’s employment within the twenty-four month period following the change in control. Under any of these circumstances, Mr. Miller would be entitled to receive a lump sum payment equal to the greater of his monthly salary times eighteen or the salary payable for the balance of the term of his employment agreement. For the longer of eighteen months or the period remaining in his employment agreement, Mr. Miller also would be entitled to receive all benefits accrued under any incentive and retirement plan of the Company and he and his dependents would continue to be covered by all welfare plans of the Company. In addition, all outstanding stock options would become fully and immediately exercisable. At December 31, 2007, had Mr. Miller’s employment with the Company or the Bank terminated under one of the circumstances described above, Mr. Miller would have been entitled to receive $251,199 (reflects eighteen months) in base salary and $5,696 representing the present value of continued welfare benefit plan participation described above.
     If Mr. Miller dies during the term of his employment agreement, for a period of 12 months from the date of death, Mr. Miller’s spouse and other dependents would continue participation in the Company’s welfare benefit plans on the same terms as they would have been provided if Mr. Miller were an active employee and for the period of twenty-four months following the first anniversary of Mr. Miller’s death, Mr. Miller’s spouse and other dependents would continue participation in the Company’s welfare benefit plans on the same terms as would have been provided if Mr. Miller were a retiree of the Company or the Bank.
     If Mr. Miller’s employment terminates due to his disability, the Company will continue to pay his base salary from the date of disability until Mr. Miller is eligible to receive benefit payments under the Bank’s disability plan. During the period base salary payments continue, Mr. Miller will remain eligible to participate in the Company’s welfare benefit plans. Base salary continuation payments are reduced by disability benefits paid to Mr. Miller and cease upon the cessation of disability, except salary will be paid for an additional twelve months if neither the Company nor the Bank offer Mr. Miller re-employment in the same position he held prior to his disability.
     A change in control is deemed to occur (i) upon the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the Company’s voting stock; (ii) the commencement of a tender offer or an exchange offer for more than 20% of the Company’s outstanding voting stock; (iii) upon a merger or consolidation of the Company after which the Company’s stockholders immediately prior to the merger hold less than 25% of the voting stock of the surviving corporation; (iv) upon a transfer of 25% or more of the Company’s voting stock or substantially all of the property of Company, other than to an entity of which Company owns at least 50% of the voting stock; (v) upon a merger or consolidation of the Bank after which the Bank’s stockholders immediately prior to the merger hold less than 25% of the voting stock of the surviving corporation; or (vi) upon a transfer of 25% or more of the Bank’s voting stock or substantially all of the property of the Bank, other than to an entity of which the Bank owns at least 50% of the voting stock.

Compensation Committee Report
     The Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Stephen W. Samet, Chairman	Daryl Becker	Craig O. Wesner
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company which would have required disclosure in this Proxy Statement under the caption “Certain Transactions.” No Executive Officer of the Company served on the compensation committee or as a director of any other entity whose Executive Officer(s) served on the Company’s Compensation Committee or Board.

COMMON STOCK PRICE PERFORMANCE GRAPH
     The following Common Stock price performance graph compares the monthly change in the Company’s cumulative total stockholder returns on its Common Stock, assuming the Common Stock was purchased on December 31, 2002 and sold on December 31, 2007, with the cumulative total return of stocks included in the Russell 3000, SNL Midwest Bank Stock Index and the NASDAQ Bank Index for the same period. The amounts shown assume the reinvestment of dividends.
Princeton National Bancorp, Inc.

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Princeton National Bancorp, Inc.	100.00	139.83	145.88	173.96	175.76	135.89
Russell 3000	100.00	131.06	146.71	155.69	180.16	189.42
SNL Midwest Bank Index	100.00	128.00	144.44	139.18	160.87	125.39
NASDAQ Bank	100.00	129.93	144.21	137.97	153.15	119.35

     The Company’s Common Stock began trading on the NASDAQ Stock Market under the symbol PNBC on May 8, 1992. On December 31, 2007 and February 29, 2008, the Record Date, the closing prices for the Common Stock as quoted on NASDAQ Online were $24.25 and $27.20, respectively.

AUDIT COMMITTEE REPORT
     On June 28, 2006, the Company replaced KPMG LLP as the independent auditor of the Company with BKD, LLP effective June 28, 2006. The decision to change independent auditors and the appointment of the new independent auditors was approved by the Audit Committee and the Board of Directors of the Company.
     The Audit Report of KPMG LLP on the Company’s financial statements for the fiscal year ended on December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.
     During the fiscal year ended December 31, 2005 and through June 28, 2006, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in its report on the Company’s financial statement for such years. Set forth below is the information concerning fees billed to the Company by BKD, LLP in respect to the services provided for the fiscal year 2006 from June 28, 2006 and concerning fees billed to the Company by KPMG LLP with respect to the services provided for fiscal year 2005 and fiscal year 2006, until June 28, 2006. The Audit Committee of the Board of Directors reviewed and approved such fees and determined the services provided were compatible with maintaining the independence of both KPMG LLP and BKD, LLP.
     The Company’s Audit Committee is currently comprised of three directors (Messrs. Becker, Bruce and Samet). Each of the members of the Audit Committee is independent under the definition contained in Rule 4200(a) (15) of NASDAQ’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our Website at http://www.pnbc-inc.com.
     In connection with the audited consolidated financial statements contained in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Audit Committee reviewed and discussed the audited financial statements with management and BKD, LLP. The Audit Committee discussed with BKD, LLP the matters required to be communicated by Statement on Accounting Standards No. 61 (SAS 61) (Codification of Statements on Auditing Standards, AU § 380). The Audit Committee has also received written disclosures from BKD, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence.
     Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

THE AUDIT COMMITTEE

Daryl Becker	Gary C. Bruce	Stephen W. Samet

AUDIT AND NON-AUDIT FEES
     The following table presents fees for professional audit services rendered by BKD, LLP and KPMG LLP for the audit of the Company’s consolidated financial statements for 2007 and 2006, and fees billed for other services rendered by BKD, LLP and KPMG LLP:

	2007	2006	2006
	BKD, LLP	BKD, LLP	KPMG LLP
Audit Fees (1)	$190,050	$166,650	$30,800
Audit-related fees (2)	$10,500	$10,000	$0
Audit and audit-related fees	$200,550	$176,650	$30,800
Tax fees	—	—	—
All other fees	—	—	—
Total fees	$200,550	$176,650	$30,800

1)	Audit fees include those necessary to perform the annual audit and quarterly reviews of the Company’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as consents, reviews of SEC filings, and audits of internal control over financial reporting.

2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of the Company’s employee benefit plan and other attest services not required by statute or regulation.
     In accordance with Section 10A(i) of the Exchange Act, before BKD, LLP is engaged to render audit or non-audit services, the engagement is approved by the Audit Committee. None of the audit-related or other services described in the table above were approved by the Audit Committee, pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.
     The Audit Committee of the Board of Directors of the Company considers that the provision of the services referenced above to the Company is compatible with maintaining independence of both BKD, LLP and KPMG LLP. Representatives of BKD, LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions or to make a statement, if they desire to do so.
AUDIT COMMITTEE FINANCIAL EXPERT
     While the Board of Directors endorses the effectiveness of the Company’s Audit Committee, its membership does not include a director who qualifies for designation as an “audit committee financial expert” – a concept under federal regulation that contemplates such designation only when an audit committee member satisfies all five qualification requirements, such as experience (or “experience actively supervising” others engaged in) preparing, auditing, analyzing or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with our Company’s financial statements.
CERTAIN TRANSACTIONS
     Several of the Company’s directors and their affiliates, including corporations and firms of which they are officers or in which they or members of their families have an ownership interest, are customers of Citizens Bank. These persons, corporations and firms have had transactions in the ordinary course of business with Citizens Bank, including borrowings of material amounts, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. It is the policy of Citizens Bank not to extend credit to Executive Officers thereof. For any potential related party transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K, the details of the potential transaction are to be submitted in written form to the Audit Committee for review and approval prior to commitment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based solely upon its review of Forms 3, 4 and 5 and any amendment thereto furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from the Directors and Executive Officers that no other reports were required, the Company is not aware of any Director, Officer or beneficial holder of 10% of its Common Stock that failed to file any such reports on a timely basis during 2007, except Director Becker filed one report with respect to one transaction 2 days late.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     As of February 29, 2008, the only persons or groups who are known to the Company to be the beneficial owners of more than 5% of the Common Stock were:

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
Tontine Partners, LP 55 Railroad Avenue 3rd Floor Greenwich, CT 06830-6378	221,406 (1)	6.70%

[1]	Based on Schedule 13F filed as of December 31, 2007
2008 ANNUAL MEETING
     Any stockholder who intends to present a proposal (a “Proponent”) at the 2008 Annual Meeting of Stockholders must submit the proposal in writing to the Company on or before November 17, 2008, in order for the proposal to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting, pursuant to Rule 14A-8.
     In addition, pursuant to Rule 14a-4 of Regulation 14A under the Securities Exchange Act of 1934 and the Company’s Bylaws, a stockholder must follow certain procedures to nominate persons for Director or to introduce an item of business outside of Rule 14A-8 at an Annual Meeting of Stockholders. The nomination or proposed item must be delivered to, or mailed to, and received no later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting. The Chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the following procedures:
Proposed Item of Business
     If the notice is regarding a proposed item of business, such stockholder’s notice to the Corporate Secretary of the Company must contain the following information:
     As to any business the stockholder proposes to bring before the annual meeting,
•	a brief description of the business desired to be brought;

•	the reasons for conducting such business at the annual meeting;

•	any material interest of the stockholder in such business and the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of both the stockholder and the beneficial owner; and

•	the class and number of shares of the Company’s capital stock that are owned beneficially and of record by the stockholder and the beneficial owner.

Nomination of Director
     If the notice is regarding the nomination of a person for Director, such stockholder’s notice to the Corporate Secretary of the Company must contain the following information:
     As to each person whom the stockholder proposes to nominate for election as a Director,
•	name, age, business address and residential address;

•	principal occupation or employment;

•	class and number of shares of Company stock beneficially-owned on the date of the notice; and

•	any other information relating to the nominee that would be required to be disclosed on Schedule 13D under the Securities and Exchange Act of 1934.
     As to the stockholder giving the notice,
•	name and address of stockholder, and name, business and residential address of any other beneficial stockholders known by the stockholder to support the nominee; and

•	class and number of shares of Company stock owned by the stockholder on the date of the notice, and the number of shares beneficially-owned by other record or beneficial stockholders known by the stockholder to be supporting the nominee.
OTHER MATTERS
     Management of the Company does not intend to present any other matters for action at the annual meeting and has not been informed that other persons intend to present any other matters for action at the meeting. However, if any other matters should properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the management of the Company.

By Order of the Board of Directors,

Lou Ann Birkey
Vice President – Investor Relations
and Corporate Secretary
March 17, 2008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
April 29, 2008
- Please vote, sign, and return immediately -
     The undersigned hereby appoints Messrs. Lawrence DeVore, Roger Swan and John Isaacson, or any of them, as the attorneys and proxies of the undersigned, with full power of substitution, to represent and vote all shares of common stock of Princeton National Bancorp, Inc. (the “Company”), standing in the name of the undersigned at the close of business on February 29, 2008, at the Annual Meeting of Stockholders of the Company to be held at The Galleria Convention Center, 1659 North Main Street, Princeton, Illinois, at 10:00 a.m., on Tuesday, April 29, 2008 or at any adjournment or postponement thereof, with all the powers that the undersigned would possess if personally present, on all matters coming before said meeting, as follows:

(1)	Election of directors
	☐ I/We vote FOR all nominees listed below (other than any nominee whose name has been lined out).	☐ I/We WITHHOLD AUTHORITY to vote for all nominees listed below.
Class I Directors
Donald E. Grubb
Ervin I. Pietsch
Craig O. Wesner
             YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE ABOVE-NAMED NOMINEES BY LINING OUT THAT NOMINEE’S NAME.
(3)	In their discretion, upon such other matters as may properly come before the Annual Meeting.
     This proxy when properly executed will be voted in the manner directed herein. If no instructions are indicated, this proxy will be voted “FOR” the election of all nominees named in the Proxy Statement and “FOR” the approval of the proposals described in the Proxy Statement.
     Please vote, date and sign this proxy and return it in the enclosed envelope. When signing as an executor, administrator, trustee, guardian, custodian, corporate officer or in any capacity other than individually, give your full title as such. If stock is held jointly, each joint owner should sign this proxy.

(Date)

(Shareholder’s Signature)

(Capacity, if other than individually)

(Shareholder’s Signature)

(Capacity, if other than individually)
The signer hereby revokes all proxies, if any, previously given by the signer to vote at the meeting or any adjournment of the meeting.